Exhibit 10.1

FEDERAL HOME LOAN MORTGAGE CORPORATION
2004 STOCK COMPENSATION PLAN

As Amended and Restated as of June 6, 2008

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FEDERAL HOME LOAN MORTGAGE CORPORATION
2004 STOCK COMPENSATION PLAN
As Amended and Restated as of June 6, 2008

ARTICLE I
Establishment of the Plan

1.1  Purposes.  The purposes of this 2004 Stock Compensation Plan, as amended and restated, of the Federal Home Loan Mortgage Corporation are to promote the success of the Corporation and its stockholders by providing an additional means to attract, retain, motivate, and reward officers and employees of the Corporation and its Affiliates, to link compensation of such persons to measures of the Corporation’s performance in order to provide incentives for high levels of performance, to enable such persons to acquire or increase a proprietary interest in the Corporation in order to promote a closer identity of interests between such persons and the Corporation’s stockholders.

1.2  Effective Date.  This Plan became effective upon the approval of the Corporation’s stockholders on November 4, 2004.

1.3  Plan Name.  The name of the Plan is the Federal Home Loan Mortgage Corporation 2004 Stock Compensation Plan.

ARTICLE II
Definitions

2.1  Affiliate.  An organization some or all of the employees of which are designated by the Committee as eligible to participate in this Plan.

2.2  Annual Limit.  The number of shares used to determine a Participant’s per-person Award limitation for share-denominated Awards and the cash amount used to determine a Participant’s per-person Award limitation for other Awards under Section 5.2.

2.3  Award.  Any Option, Stock Appreciation Right, Restricted Stock, Deferred Stock, Stock Bonus, Dividend Equivalent, Performance Award, Other Stock-Based Award or Incentive Award, or any combination thereof, granted under the Plan.

2.4  Award Document.  Any written or electronic agreement, contract, notice, or other instrument or document evidencing an Award. The use of an “electronic record” and an “electronic signature” in connection with any Award Document shall be governed by the federal Electronic Signatures in Global and National Commerce Act of 2000 (E-SIGN) or the Uniform Electronic Transactions Act (UETA) as enacted by the Commonwealth of Virginia, as applicable. The terms “electronic records” and “electronic signature” shall have the meanings ascribed to such terms in E-SIGN or the Virginia UETA, as applicable.

2.5  Beneficiary.  The person(s) or trust(s) which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits in connection with an Award upon such Participant’s death, or to whom or to which an Award or rights relating thereto are transferred if and to the extent permitted under Section 6.6. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such benefits.

2.6  Board.  The Board of Directors of the Corporation.

2.7  Code.  The Internal Revenue Code of 1986, as amended from time to time.

2.8  Committee.  The Compensation and Human Resources Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan. The composition and governance of the Committee shall be established in the Committee’s Charter as approved from time to time by the Board, and other corporate governance documents of the company. The full Board may perform any function of the Committee hereunder in which case the term “Committee” shall refer to the Board.

2.9  Common Stock.  The Common Stock, $0.21 par value, of the Corporation and such other common stock as may be substituted or resubstituted for Common Stock pursuant to an adjustment under Section 4.4.

2.10  Corporation.  The Federal Home Loan Mortgage Corporation.

2.11  Deferred Stock.  An Award under Section 7.4 representing a contractual right to receive delivery of a specified number of shares of Common Stock, or shares of Common Stock having a specified Fair Market Value at a specified date, at the expiration of a period or periods of deferral, and subject to terms and conditions as the Committee may specify. These terms and conditions can include a risk of forfeiture, which need not extend for the entire period of deferral; in such case, for purposes of the Plan the Award will be referred to as a “Restricted Stock Unit.”

2.12  Disability.  A condition resulting in a Participant’s Termination and which is a disability under the terms of the Corporation’s Long-Term Disability Plan as in effect at the time of the Participant’s termination of employment; provided, however, that the Committee may specify a different definition of “Disability” in the Award Document.

2.13  Dividend Equivalent.  An Award under Section 7.6 giving the Participant a right (which may be conditional) to receive cash, Common Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, and subject to such other conditions as the Committee may specify.

2.14  Employee.  Any officer or employee of the Corporation or an Affiliate who is not a Senior Executive.

2.15  Fair Market Value.  The average of the high and the low sale prices of a share of Common Stock reported for composite transactions in the New York Stock Exchange listed securities in print or electronically by The Wall Street Journal or by another recognized provider designated by the Committee for such date or, if no such prices are reported for such date, on the most recent trading day prior to such date for which such prices were reported; provided, however, that the Committee may, in good faith, establish alternative methods or procedures for determining Fair Market Value.

2.16  Incentive Award.  An Award under Section 7.8 denominated and/or payable in cash. An Incentive Award with a performance period of up to one year may be designated an “Annual Incentive Award,” and an incentive award with a performance period longer than one year may be designated a “Long-Term Incentive Award.”

2.17  Incentive Stock Option or ISOs.  Any Option that is designated as an incentive stock option and qualifies as such within the meaning of Section 422 of the Code.

2.18  1995 Plan.  The Corporation’s 1995 Stock Compensation Plan that became effective May 2, 1995.

2.19  Nonqualified Stock Option.  Any Option which is not an Incentive Stock Option.

2.20  Option.  An Award under Section 7.1 representing a conditional right to purchase, upon the exercise of the right by the Participant or his or her Beneficiary, a specified number of shares of Common Stock at a fixed price during a specified period or periods, and subject to such other conditions as the Committee may specify.

2.21  Other Stock-Based Award.  An Award under Section 7.7 denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of Common Stock, as determined by the Committee, and subject to such other conditions as may be specified by the Committee.

2.22  Participant.  A person who, as a Senior Executive or Employee of the Corporation or any Affiliate, has been granted an Award under the Plan.

2.23  Performance Award.  An Award that is subject to any performance condition or conditions imposed by the Committee under Article VIII.

2.24  Plan.  This 2004 Stock Compensation Plan.

2.25  Restricted Stock.  An Award under Section 7.3 pursuant to which a specified number of shares of Common Stock are granted to the Participant, subject to a risk of forfeiture and restrictions on transferability until the expiration of a specified restricted period or periods, and subject to such other conditions as the Committee may specify.

2.26  Restricted Stock Unit or RSU.  An Award of Deferred Stock that is subject to a risk of forfeiture until the expiration of a specified restricted period or periods, with settlement on the date the risk of forfeiture lapses or at a later specified date.

2.27  Retirement.  A Termination that is a retirement in accordance with the eligibility provisions and retirement benefit provisions of Articles V and VI, respectively, of the Federal Home Loan Mortgage Corporation Employees’ Pension Plan as in effect at the time of the Participant’s termination of employment; provided, however, the Committee may specify a different definition of Retirement in the Award Document.

2.28  Senior Executive.  An employee of the Corporation or an Affiliate who is a Senior Vice President or who is senior to such an officer.

2.29  Stock Appreciation Right or SAR.  An Award under Section 7.2 representing a right to receive cash, Common Stock, other Awards, or other property equal in value to the excess of (a) the Fair Market Value of one share of Common Stock on the date of exercise, over (b) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR. SARs shall be subject to such other conditions as the Committee may specify.

2.30  Stock Bonus.  An Award of Common Stock granted as a bonus under Section 7.5, subject to such conditions as the Committee may specify.

2.31  Termination.  A termination of employment of the Participant immediately after which the Participant is not an employee of either the Corporation or any Affiliate. Conversion from full-time to part-time employment shall not be deemed to be a Termination. The foregoing notwithstanding, the Committee may specify a different definition of “Termination” in the Award Document, including for purposes of compliance with Code Section 409A.

ARTICLE III
Administration

3.1  Authority of the Committee Generally.  The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(a) to select Senior Executives and Employees to whom Awards may be granted;

(b) to determine the type or types of Awards to be granted to each person selected to become a Participant, and the time or times at which Awards may be granted;

(c) to determine the number of Awards to be granted, the number of shares of Common Stock subject to an Award, the terms and conditions of any Award granted under the Plan including, but not limited to, any exercise price, grant price, or purchase price, automatic exercise of Options, any restriction or condition, any schedule or performance conditions for the lapse of restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award (subject to Section 6.2), and waivers, accelerations, or modifications of any such schedule or performance conditions (subject to Section 9.4(b)), based in each case on such considerations as the Committee shall determine, and all other matters to be determined in connection with an Award;

(d) to determine whether, to what extent, and under what circumstances an Award may be settled or an Award may be canceled, forfeited, or surrendered, and the method of payment of the exercise price or purchase price of an Award, including but not limited to cash, Common Stock, other Awards, or other property;

(e) to determine whether, to what extent, and under what circumstances cash, Common Stock, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

(f) to prescribe the form of each Award Document, which need not be identical for each Participant;

(g) to adopt, amend, suspend, waive, and rescind such rules and regulations as the Committee may deem necessary or advisable to administer the Plan;

(h) to correct any defect or supply any omission or reconcile any inconsistency in the Plan;

(i) to construe and interpret the Plan and any Award, rules and regulations, Award Document, or other instrument hereunder, and to determine the rights and benefits pertaining to any Participant or Beneficiary;

(j) to retain experts to advise and assist the Committee in performing its functions hereunder and otherwise in the administration of the Plan; and

(k) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.2  Scope of Committee Authority.  Unless authority is specifically reserved to the Board under the terms of the Plan, the Corporation’s Charter or Bylaws, or applicable law, the Committee may exercise its authority under the Plan in its sole discretion. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Corporation,

Participants, any Beneficiary or other person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The foregoing notwithstanding, a grant made by the Committee or other action taken by the Committee may be made contingent upon approval of the Board or a majority of the independent directors serving on the Board as a condition of the effectiveness of such grant or action.

3.3  Delegation of Committee Authority.  The Committee may delegate any or all of its authority under this Article III relating to the selection of Employees for participation, the grant of Awards to Employees, and other actions under the Plan relating to Employees, to the extent permitted by applicable law. Such delegation shall be made only to the Chief Executive Officer, another Senior Executive or a committee of two or more Senior Executives (which may include the Chief Executive Officer). In the case of any such delegation, references in the Plan to the Committee shall be deemed to include the Chief Executive Officer, Senior Executive or committee to which authority has been delegated with respect to Employees; provided, however, that the Committee may impose any term or limitation upon the exercise of such delegated authority hereunder not inconsistent with the Plan. The Committee may not make such delegation with respect to any Senior Executive, except as to ministerial functions. In this regard, the Committee may delegate to officers or other employees of the Corporation, subject to such terms as the Committee shall determine, the duty to perform ministerial functions under the Plan.

3.4  Limitation on Repricing.  Without the prior approval of the Corporation’s stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing.” “Repricing” means: (a) lowering the exercise price of an Option or grant price of a SAR after it is granted, (b) canceling an Option or SAR at a time when its exercise price or grant price exceeds the fair market value of the underlying stock, in exchange for another Option, SAR, Restricted Stock, other equity, or cash unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction, (c) any other action that is treated as a repricing under generally accepted accounting principles, or (d) any other action that has the same effect as those itemized in (a) — (c); provided, however, that any adjustment authorized by Section 4.4 shall under no circumstances be considered a “repricing.”

3.5  Good Faith Reliance.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Corporation, the Corporation’s independent public accountants, or any compensation consultant, legal counsel, or other professional retained by the Corporation to assist in the administration of the Plan.

3.6  Indemnification.  In the event and to the extent the members of the Committee, and any Employee or Senior Executive acting on behalf of the Committee, are not insured by any insurance company pursuant to provisions of any applicable insurance policy, the Corporation shall indemnify and hold harmless each such person against all liability (including the obligation to pay a judgment, settlement, penalty or fine, including any excise tax assessed with respect to an employee benefit plan) and expense (including attorneys’ fees) reasonably incurred by him, her or it in connection with any and all claims, demands, suits or proceedings in connection with the Plan that may be brought by the Corporation’s Senior Executives, Employees, Participants or their Beneficiaries or legal representatives, or by any other person, corporation, entity, government or agency thereof, except such liabilities and expenses as are incurred because of the Committee member’s, Senior Executive’s or Employee’s willful misconduct or knowing violation of the criminal law; provided, however, that the Corporation may not indemnify any person in connection with any proceeding charging improper personal benefit to the person, whether or not involving action in his or her official capacity, to the extent that such person is adjudged liable on the basis that the personal benefit was improperly received by such person. This right of indemnification shall be in addition to any other rights to which any member of the Committee may be entitled to as a matter of law.

ARTICLE IV
Common Stock Available Under the Plan; Adjustments

4.1  Common Stock Available for Delivery.  Subject to adjustment as hereinafter provided, the number of shares of Common Stock authorized for delivery in connection with Awards under the Plan shall be (i) 25,000,000 plus (ii) that number of shares of Common Stock that, immediately prior to the effectiveness of this Plan, remain authorized and available for awards under the 1995 Plan (without regard to the termination of the 1995 Plan) or thereafter become available as provided in Section 4.2 below.

4.2  Share Counting.

(a) Generally.  No Award may be granted if the number of shares the Committee determines to be deliverable under such Award, when added to the number of shares determined to be deliverable under then-outstanding Awards, exceeds the Committee’s determination of the number of shares then remaining available for delivery or other applicable limitation under this Article IV. Thus, the Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan. The Committee’s determinations under this Section 4.2 may be based on its good faith estimates of the shares deliverable and remaining available for delivery under this Article IV.

(b) Shares Available for Grants.  Only the number of shares actually delivered to the Participant upon exercise of an Option or SAR or upon settlement of other Awards, or, in the case of Restricted Stock, the number of shares that have been delivered to the Participant and which have become non-forfeitable, will be counted against the number of shares reserved under the Plan. Thus, for example, if an Award expires or is forfeited, an Award is settled in cash, shares are withheld from an Award or separately surrendered to pay the exercise price of an Option or to satisfy tax withholding obligations relating to an Award, fewer shares are delivered upon exercise of a SAR than the number to which the SAR related, or shares that had been issued as Restricted Stock are forfeited, those shares will again be available for Awards under the Plan and will not count against share limitations under Section 4.1. Shares subject to outstanding awards under the 1995 Plan will be counted and deemed available in accordance with the share counting provisions set forth in this Section 4.2. The Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting and avoid double counting (as in the case of tandem or substitute awards), and, for administrative convenience, the Corporation may implement share counting under this Section 4.2(b) in a manner that diverges from the share counting rules set forth herein so long as any such divergence results only in a greater number of shares being counted against the share limitations under Section 4.1. Shares will be available under clause (ii) of Section 4.1 and this Section 4.2 for the grant of ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.

4.3  Source of Common Stock.  Any shares of Common Stock delivered pursuant to an Award may consist, in whole or in part, of authorized but previously unissued shares, treasury shares, or shares acquired in market transactions on behalf of the Participant.

4.4  Adjustments.

(a) Adjustments In Response to Corporate Events.  In the event that the Committee shall determine that any large, special and non-recurring dividend or other distribution (whether in the form of cash or other property), recapitalization, forward or reverse split, dividend of Common Stock, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, rights offering, or other similar corporate transaction or event affects the Common Stock, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Common Stock then authorized for delivery for Awards under Section 4.1 and under each Participant’s Annual Limit under Section 5.2, and (ii), if an adjustment is necessary in order to prevent dilution or enlargement of the rights of Participants under the Plan, as determined by the Committee, (A) the number and kind of shares of outstanding Restricted Stock or other outstanding Award in connection with which shares have been issued or delivered, (B) the number and kind of shares that may be issued or delivered in respect of other outstanding Awards, (C) the exercise price, grant price, or purchase price relating to any Award (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Award) and (D) any other term relating to an Award. In furtherance of this authorization, with respect to outstanding Awards, upon the occurrence of an event constituting an “equity restructuring” as defined under Statement of Financial Accounting Standards No. 123R with respect to Shares, each Participant shall have a legal right to the equitable adjustment of the Participant’s outstanding Awards, with the manner of such adjustment to be determined by the Committee as provided in this Section 4.4. Unless otherwise determined by the Committee, in the event of a forward split of Common Stock or a dividend in the form of Common Stock, each adjustment specified in 4.4(a)(i) and (ii)(A), (B) and (C) shall be effected automatically by multiplying the relevant pre-transaction number of shares by the ratio of the number of shares deliverable in respect of each outstanding share, and multiplying the exercise price of each outstanding Option by the inverse of that ratio. If, in a transaction triggering an adjustment hereunder, public shareholders of the Corporation receive cash for their entire equity interest in the Corporation, an adjustment providing for cancellation of a share-denominated Award in exchange for a cash payment based solely on the then intrinsic value of the Award shall be deemed to meet the requirements of this Article IV.

(b) Other Adjustments to Award Terms.  The Committee is further authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding Section) affecting the Corporation or any Affiliate or the financial statements of the Corporation or any Affiliate, or in response to changes in applicable laws, regulations, or accounting principles.

(c) Limitation on Adjustments Affecting ISOs.  The foregoing notwithstanding, no adjustments shall be authorized under this Section 4.4 with respect to Incentive Stock Options or Awards in tandem therewith to the extent that such authority would cause an Incentive Stock Option to fail to comply with Section 422(b) of the Code.

ARTICLE V
Eligibility

5.1  Persons Eligible.  Senior Executives and Employees, including directors of the Corporation who are also employees, are eligible to be granted Awards under the Plan.

5.2  Annual Per-Person Award Limitations.  In each calendar year during any part of which the Plan is in effect, an eligible person may be granted Awards relating to shares up to but not exceeding his or her Annual Limit. A Participant’s Annual Limit shall equal two million shares plus the amount, if any, of the Participant’s unused Annual Limit relating to such share-denominated Awards as of the close of the previous year, subject to adjustment as provided in Section 4.4. In the case of a cash-denominated Award (for which the limitation on Awards relating to shares would not be calculable at the time of grant), a Participant may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $8 million plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation on Awards relating to shares). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable under an Award, without regard to whether the amount is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent a number of shares or other amount may be potentially earned or paid under an Award, regardless of whether such shares or amount are in fact earned or paid.

5.3  No Rights to Awards.  No Senior Executive or Employee shall have any claim to be granted any Award under the Plan, absent a valid written commitment or electronic record of commitment of the Committee or an authorized delegate to grant such Award, and there is no obligation for uniformity of treatment of Participants. Any such commitment shall contain the written or “electronic signatures” (as defined in Section 2.4) of an authorized representative of the Corporation.

ARTICLE VI
Terms of Awards

6.1  General.  Awards may be granted generally on the terms and conditions set forth in Articles VI and VII. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, subject to Section 9.4 and Article III, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine and specify in an Award Document whether in writing or in electronic form.

6.2  Minimum Vesting Requirements.

(a) Options and SARs.  Options, SARs and any other Award carrying a right to exercise shall be forfeitable for at least one year after the date of grant, except in the event of a Participant’s death, Disability or Retirement or in the event of a change in control of the Corporation (as such change may be defined by the Committee) or other special circumstances. Except as provided herein, Options, SARs and any other Award carrying a right to exercise shall not be exercisable prior to the time the risk of forfeiture on the Award shall lapse, except in cases in which all net proceeds of exercise remain subject to substantially the same risk of forfeiture.

(b) Restricted Stock, RSUs and Other Non-Option/Non-SAR Awards.  If the vesting of Restricted Stock, RSUs, and other non-Option/non-SAR Awards for which the Participant does not make a payment or surrender rights to payment having substantial value is not based on the achievement of one or more performance conditions, such Awards will vest (i.e., become non-forfeitable) over a minimum period of three years after the date of the grant, except in the event of a Participant’s death, Disability, or Retirement, or in the event of a change in control of the Corporation (as such change may be defined by the Committee) or other special circumstances. If the vesting of such Awards is based on the achievement of one or more performance conditions, such Awards will vest (i.e., become non-forfeitable upon the satisfaction of a performance condition) over a minimum period of one year after the date of the grant, except in the event of a Participant’s death, Disability or Retirement, or in the event of a change in control of the Corporation (as such change may be defined by the Committee) or other special circumstances.

(c) Other Vesting Terms.  For purposes of this Section 6.2, (i) vesting over a three-year period will include periodic vesting over such period, (ii) a pre-announced period in which service is required as a condition to the grant of any Award may count toward the minimum vesting period required under this Section 6.2, if so determined by the Committee, or (iii) with respect to Awards that otherwise would be subject to the minimum vesting requirements of Section 6.2(b) and notwithstanding those requirements, up to 15% of the shares of Common Stock authorized for issuance under the Plan may be granted as non-performance based Awards with vesting terms not conforming to the three-year minimum vesting requirement of this Section 6.2 and instead may be granted with a one-year minimum vesting requirement identical to the requirement in Section 6.2(a).

6.3  Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted on a stand-alone basis or in addition to, in tandem with, or in substitution for any other Award, for any option or other equity award granted under another plan, or for any other right of a Participant to receive payment from the Corporation or an Affiliate, subject to Section 3.4 (relating to repricing) and Section 9.4(b). Thus, Awards may be granted in substitution for outstanding options or other equity awards of a business entity being acquired by the Corporation or an Affiliate. Subject to Section 3.4 and Section 9.4(b), the Committee may determine that, in granting a new Award, an amount not exceeding the in-the-money value of any surrendered Award or award granted under another plan may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award, or that the fair value of any surrendered Award or award may be applied to reduce the fair-value purchase price of any other Award, and the vesting requirement of the new Award may be reduced by taking into account the vesting period that has been satisfied with respect to the surrendered Award or award (in proportion to the value of the awards).

6.4  Maximum Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, except that the term of any Option or SAR shall not exceed ten years from the date of grant of the Award.

6.5  Form of Payment Under Awards.  Subject to the terms of the Plan and any applicable Award Document, payments to be made by the Corporation or an Affiliate upon the grant, exercise, or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis as determined by the Committee. Such payments may include, without limitation, provisions for (i) the payment or crediting of reasonable interest on installment or deferred payments or (ii) the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Common Stock.

6.6  Limitations on Transferability.  Awards and any other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative. No transfer by will or the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with a copy of such will or other evidence as the Corporation may deem necessary to establish the validity of the transfer. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. The foregoing notwithstanding, if and to the extent expressly permitted by the Committee, and subject to such terms and conditions as established by the Committee, such Awards and other rights (other than Incentive Stock Options, Awards in tandem therewith, and Awards that constitute a deferral of compensation under Code Section 409A) may be transferred by a Participant to one or more Beneficiaries, and may be exercised by such Beneficiaries in accordance with the terms of such Award, except that no such transfers may be made to any third party for value unless separately approved by stockholders of the Corporation. Awards that constitute a deferral of compensation under Code Section 409A shall be subject to the additional limitations on transferability specified in Treasury Regulation § 1.409A-3(f).

6.7  No Stockholder Rights.  No Award shall confer on any Participant any of the rights of a stockholder of the Corporation unless and until Common Stock is duly issued or transferred to the Participant in accordance with the terms of the Award or, in the case of an Option, at such time at or after the exercise of the Option as may be specified by the Committee in order to facilitate exercise procedures.

6.8  Insider Trading Policies Apply; Additional Forfeiture Conditions.  A Participant’s rights under any Award, including rights to exercise or receive settlement and rights to sell any Common Stock delivered in connection with an Award, are subject to the terms of the Corporation’s Code of Conduct (or any successor thereof) and related policies on insider trading and may be restricted by those documents. Such restrictions currently include limitations on the times at which the Participant may engage in such transactions. In addition, the Committee may impose on any Award additional forfeiture conditions that protect the Corporation and its Affiliates. Such additional forfeiture conditions may include provisions that the Award, or amounts of cash, Common Stock, or other property realized by the Participant as income or gain as a result of the Award, shall be forfeited or repaid to the Corporation if the Participant fails to comply with conditions relating to non-solicitation of employees, customers and suppliers, non-competition, preservation and appropriate use of proprietary and confidential information of the Corporation and Affiliates, return of property, non-disparagement of the Corporation and Affiliates, cooperation in litigation, and other restrictions protecting the Corporation and Affiliates. Such conditions may apply to events occurring following Termination.

ARTICLE VII
Forms of Awards

7.1  Options.  The Committee is authorized to grant Options, which may be either Incentive Stock Options or Nonqualified Stock Options, to Participants on the following terms and conditions:

(a) Exercise Price.  The exercise price per share of Common Stock purchasable under an Option shall be determined by the Committee; provided, however, that such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option (subject to Section 6.3).

(b) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part (subject to Section 6.2 and Section 6.4); the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Common Stock (including through withholding of Common Stock deliverable upon exercise, if such withholding will not result in additional accounting expense to the Corporation), other Awards or awards granted under other plans of the Corporation, or other property, or through broker-assisted “cashless exercise” arrangements to the extent permitted by applicable law (subject to Section 3.4); and the methods by which Common Stock will be delivered or deemed to be delivered to Participants.

(c) Incentive Stock Options.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.

7.2  Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(a) Grant Price.  The grant price of a SAR shall be determined by the Committee as of the date of grant of the SAR, provided, however, that the grant price of a SAR shall be not less than the Fair Market Value of one share of Common Stock on the date of grant (subject to Section 6.3).

(b) Exercise of SAR and Other Terms.  The Committee shall determine the time or times at which a SAR may be exercised in whole or in part (subject to Section 6.2 and Section 6.4), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Common Stock will be delivered or deemed to be delivered to Participants, whether a SAR shall be in tandem with any other Award or shall be free-standing, and any other terms and conditions of any SAR. A SAR may be exercised by the Participant, his or her Beneficiary, or automatically during a specified period or periods.

7.3  Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(a) Restrictions Generally.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise as the Committee may determine (subject to Section 6.2). Except to the extent restricted under the terms of the Plan and any Award Document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

(b) Forfeiture.  In addition to the risk of forfeiture imposed under Section 6.2, upon Termination during the applicable restriction period Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation; provided, however, that the Committee may provide, by rule or regulation or in any Award Document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of death, Disability, Retirement or other Terminations resulting from specified causes or in the event of a change in control of the Corporation (as such change may be defined by the Committee), except as otherwise provided in Section 6.2.

(c) Certificates or other Evidence of Ownership of Common Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, or shall be required to be transferred into the name of a custodian designated by the Corporation. In either case, the Corporation or such custodian shall retain physical possession of the certificate, and the Participant shall, upon the request of the Corporation at any time, deliver a stock power to the Corporation, endorsed in blank if so requested by the Corporation, relating to the Restricted Stock.

(d) Dividends and Distributions.  Dividends paid on Restricted Stock shall be either paid at the dividend payment date in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Unless otherwise determined by the Committee, Common Stock distributed in connection with a Common Stock split or Common Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property is distributed.

7.4  Deferred Stock.  The Committee is authorized to grant Deferred Stock to Participants, subject to the following terms and conditions:

(a) Deferral of Delivery and Restrictions.  Delivery of Common Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, under such circumstances, in such installments, or otherwise as the Committee may determine.

(b) Forfeiture.  Deferred Stock that is subject to a risk of forfeiture is referred to as RSUs. In addition to the risk of forfeiture imposed under Section 6.2, upon Termination during the applicable deferral period or portion thereof to which forfeiture conditions apply (as specified by the Committee in the Award Document evidencing the RSUs), all RSUs that are at that time subject to such risk of forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will be waived in whole or in part in the event of death, Disability, Retirement or other Terminations resulting from specified causes or in the event of a change in control of the Corporation (as such change may be defined by the Committee), except as otherwise provided in Section 6.2.

7.5  Stock Bonus; Awards in Lieu of Other Obligations.  Stock Bonuses granted hereunder shall be subject to the provisions of Section 6.2 and to other terms and conditions as shall be determined by the Committee; provided, however, that the Committee is authorized to grant Stock Bonuses (or other Awards) which are not subject to the provisions of Section 6.2, so long as the Committee has determined that such Awards are in lieu of obligations that the Corporation or an Affiliate otherwise owes to an Employee or Senior Executive who makes a payment or surrenders a right to payment having substantial value.

7.6  Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to a Participant. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or upon the settlement of the underlying Award. The Committee also may provide that Dividend Equivalents shall be reinvested or deemed reinvested in additional Common Stock, Awards, or other investment vehicles, and shall be subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

7.7  Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock and factors that may influence the value of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards. Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 7.7 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Common Stock, other Awards, or other property, as the Committee shall determine.

7.8  Incentive Awards.  Incentive Awards, under which a Participant may earn a cash amount through performance and/or service, may be granted pursuant to this Section 7.8. An Incentive Award may be a stand-alone Award or an element of or supplement to another Award.

ARTICLE VIII
Performance Awards

8.1  Performance Awards Generally.  The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Article VIII. Performance Awards may be denominated as a number of shares of Common Stock or a cash amount earnable under an Incentive Award or a specified number of shares under other Awards that may be earned upon achievement or satisfaction of performance conditions specified by the Committee (for example, performance shares, where the number of RSUs or Deferred Shares earned can vary upward or downward based on performance). In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8.2.

8.2  Performance Awards Subject to Pre-Established Terms.  If the Committee determines that a Performance Award to be granted to an eligible person should be subject to preestablished terms that limit discretion, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal or goals and other terms set forth in this Section 8.2.

(a) Performance Goal.  The performance goal for such a Performance Award shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8.2. The performance goal shall be objective, and, at the time such performance goal is established, the type and levels of performance required shall be such that achievement of the performance goal shall be substantially uncertain. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or upon achievement of two or more performance goals. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(b) Business Criteria for Performance Goals.  One or more of the following business criteria relating to the Corporation, on a consolidated basis, and/or to specified subsidiaries or affiliates or other business units of the Corporation, shall be used by the Committee in establishing performance goals for such Performance Awards: (1) mission measures: affordable housing goals, low-cost financing initiatives, quality-of-business measures, customer initiatives and customer satisfaction; (2) operational improvement measures: risk management, enhancing operational stability, improving or otherwise advancing disclosure controls, cost reductions, productivity, and legal and regulatory compliance; (3) capital management measures; and (4) financial measures: interest income, revenues, income before income taxes, extraordinary items and/or cumulative effect of changes in accounting principles, revenues, net income or net income per common share (basic or diluted), return on assets (gross or net), return on investment, return on capital, or return on equity, cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital, interest expense or non-interest expense, economic value created or otherwise maximizing long-term value, operating margin or profit margin, and stock price or total stockholder return. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(c) Performance Period; Timing for Establishing Performance Goals; Per-Person Limit.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period specified by the Committee. A performance goal shall be established not later than the earlier of (i) 90 days after the beginning of any performance period applicable to such Performance Award or (ii) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 5.2.

8.3  Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in Stock, other Awards, cash or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, except that, in the case of a Performance Award subject to Section 8.2, the exercise of such discretion is limited to reducing the amount payable in respect of the Performance Award. The Committee may specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a change in control) prior to the end of a performance period or prior to settlement of such Performance Awards.

8.4  Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards subject to Section 8.2. Specifically, the Committee shall certify in writing, prior to settlement of each such Performance Award, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

ARTICLE IX
General Provisions

9.1  Compliance With Laws and Obligations.  The Corporation shall not be obligated to issue or deliver Common Stock in connection with any Award or take any other action under the Plan in a transaction subject to any federal or state law, any requirement under any listing agreement between the Corporation and any national securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Corporation, until the Corporation is satisfied that such laws, regulations, and other obligations of the Corporation have been complied with in full. Certificates representing shares of Common Stock delivered under the Plan will be subject to such stop transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Corporation, including any requirement that a legend or legends be placed thereon. The Corporation shall make best efforts to satisfy the compliance obligations relating to the Plan and Awards in order to avoid adverse effects on Participants under this Section 9.1.

9.2  Limitation of Participant Rights.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any employee the right to be retained in the employ of the Corporation or any Affiliate or (ii) interfering in any way with the right of the Corporation or any Affiliate to terminate any employee’s employment at any time. Except as expressly provided in the Plan and an Award Document, neither the Plan nor any Award Document shall confer on any person other than the Corporation and the Participant any rights or remedies hereunder or thereunder.

9.3  Tax Provisions.

(a) Withholding.  The Corporation or any Affiliate is authorized to withhold from any Award granted or to be settled, any delivery of Common Stock in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of federal, state, and local withholding taxes and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include, but not be limited to, authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations; the Committee may require such withholding or permit the Participant to elect withholding, provided that only the minimum amount of Common Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld unless withholding of a greater amount of Common Stock would not result in additional accounting expense to the Corporation. Upon any withholding or surrender of shares of Common Stock, the shares shall be valued at their Fair Market Value at the date they are withheld or received by the Corporation, except that withheld shares may be valued based on same-day market transactions by the Participant or otherwise for convenience of administration of the Plan.

(b) Required Notifications of Tax Events.  If any Participant shall make a disqualifying disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option (i.e., a disposition described in Code Section 421(b)), such Participant shall notify the Corporation of such disposition within ten days thereof. In any case in which a Participant is permitted to make an election (and does make an election) under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) in connection with an Award, the Participant shall notify the Corporation of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required under Section 83(b) and regulations thereunder. No Participant shall make a Section 83(b) election in connection with any Award unless explicitly authorized in the Award Document or otherwise approved by the Committee.

(c) Rules for Compliance with Code Section 409A.  The Committee or persons exercising delegated authority under the Plan are authorized to specify rules and regulations to ensure that Awards do not result in tax penalties for Participants under Code Section 409A. In the case of any Award which constitutes a “short-term deferral” under Treasury Regulation § 1.409A-1(b)(4) and providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the substantial risk of forfeiture lapsed. In the case of an Award constituting a deferral of compensation under Code Section 409A, if the timing of a distribution following a date or event triggering a distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made within 60 days after such triggering event. In either case, the Participant shall have no influence on any determination as to the tax year in which the distribution will be made. Any award that was both granted and vested before 2005 and which otherwise might constitute a deferral of compensation under Section 409A is intended to be “grandfathered” under Section 409A, unless such Award is designated by the company as being subject to Section 409A in 2008 or earlier. No amendment or change to the Plan or other change (including an exercise of discretion) with respect to such a grandfathered award after October 3, 2004, shall be effective if such change would constitute a “material modification” of a grandfathered award within the meaning of applicable guidance or regulations under Section 409A, except in the case of an award that is specifically modified before 2009 to become compliant as a 409A Award or compliant with an exemption under Section 409A.

9.4  Changes to the Plan and Awards.

(a) Plan Amendments.  The Committee may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan without the consent of stockholders or Participants, except that any amendment shall be subject to the approval of the Corporation’s stockholders at or before the first annual meeting of stockholders for which the record date falls on or after the date of such Committee action if such amendment is required under Section 303A.08 of the Listed Company Manual of the New York Stock Exchange or is

otherwise subject to a requirement of stockholder approval under any applicable law or regulation, the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, or the Corporation’s Bylaws. In addition, the Committee may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval. The foregoing notwithstanding, without the consent of an affected Participant, except to the extent required by Section 9.1 hereof, no such action may materially impair the rights of such Participant under any Award therefore granted. The foregoing notwithstanding, the Committee shall not amend this Section or Section 4.1, or adopt an amendment that would be subject to stockholder approval under this Section or otherwise would exceed the authority of the Committee under its charter and other corporate governance documents of the Corporation, without the consent of the Board.

(b) Changes to the Terms of Outstanding Awards.  The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award previously granted and any Award Document relating thereto; provided, however, that, except to the extent required by Section 9.1 hereof, no such action may materially impair the rights of a Participant under such Award without the consent of the affected Participant and provided further that for Awards that are intended to be settled in Common Stock per their written terms, cash settlement shall be permitted only with the prior approval of the Corporation’s Chief Financial Officer. Modifications that are in substance cash settlements are subject to this same requirement. The foregoing notwithstanding, the Committee shall have no authority to waive or modify any Award term after the Award has been granted to the extent the waived or modified term would be inconsistent with Section 3.4 (relating to repricings) or Section 6.2 or otherwise would not be within the discretion of the Committee if it were then granting a new Award.

9.5  Unfunded Status of Awards other than Restricted Stock.  The Plan is intended to constitute a generally “unfunded” plan for incentive compensation, except with respect to Restricted Stock. With respect to any payments not yet made to a Participant pursuant to an Award other than Restricted Stock, nothing contained in the Plan or any such Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation. No person shall, prior to exercise or settlement of an Award other than Restricted Stock, acquire any right in or title to any assets, funds, or property of the Corporation whatsoever, including, without limitation, any specific funds, assets, or other property, which the Corporation, in its sole discretion, may set aside in anticipation of a liability under the Plan. Nothing contained in the Plan shall constitute a guarantee that the assets of the Corporation shall be sufficient to pay any benefits to any person.

9.6  Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or Committee to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of equity or cash incentives otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

9.7  Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, unless the Committee determines that it is administratively feasible and desirable to deliver fractional shares (such as through an intermediary that can credit accounts with fractional shares). In cases in which fractional shares are not delivered, the Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares, whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated, or other treatment accorded to such fractional shares.

9.8  Awards Not Compensation Under Plans.  No Award shall be considered as compensation under any employee benefit plan of the Corporation or an Affiliate except as specifically provided in any such plan or otherwise determined by the Committee.

9.9  Repayments to Participants in Connection with Forfeitures.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration (for example, a forfeiture of an Option share, if forfeiture conditions applied to shares after exercise), the Participant shall be repaid the amount of such cash consideration.

9.10  Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any Award Document will be determined in accordance with the Federal Home Loan Mortgage Corporation Act of 1970, other federal laws regulating the Corporation, and other laws of the United States. This Plan and the respective rights and obligations of the Corporation and the Participants, except to the extent otherwise provided by Federal law, shall be construed under the laws of the Commonwealth of Virginia (without giving effect to principles of conflicts of laws). The validity, enforceability and effectiveness of any electronic records or electronic signatures used in connection with any Award Document shall be governed by E-SIGN or the Virginia UETA, as applicable.

9.11  Termination of Authority to Grant Awards Under the 1995 Plan.  Upon effectiveness of the Plan as provided in Section 9.12, the authority to grant new awards under the 1995 Plan shall terminate. In other respects, the 1995 Plan will remain in effect in accordance with its terms, except as provided in Section 4.2 hereof.

9.12  Stockholder Approval, Termination of Authority to Grant Awards and Termination of the Plan.  The Plan became effective on November 4, 2004. This amendment and restatement of the Plan shall become effective upon its approval by stockholders of the Corporation by an affirmative vote that meets the requirements of the Corporation’s Bylaws and of the Listed Company Manual of the New York Stock Exchange as then in effect. No Award may be granted after the tenth anniversary of the latest date upon which stockholders of the Corporation have approved the Plan or an amendment and restatement of the Plan. The Plan will remain in effect thereafter until such time as the Corporation has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan, unless the Plan is earlier terminated by the Committee.

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